EXHIBIT 4.1

                          CERTIFICATE OF DESIGNATIONS
                      OF THE VOTING POWERS, DESIGNATION,
                   PREFERENCES AND RELATIVE, PARTICIPATING,
             OPTIONAL OR OTHER SPECIAL RIGHTS AND QUALIFICATIONS,
                      LIMITATIONS AND RESTRICTIONS OF THE
                   8% CUMULATIVE CONVERTIBLE PREFERRED STOCK


            The undersigned hereby certify that they are the duly elected and acting Executive Vice President and Secretary of CORNERSTONE PROPERTIES INC., a Nevada corporation (the "Corporation"), and pursuant to Nev. Rev. Stat. ss. 78.1955, DO HEREBY CERTIFY:

            That, pursuant to authority conferred upon the Board of Directors of the Corporation by ARTICLE 4 of the Amended and Restated Articles of Incorporation (the "Articles") and conferred upon the Administrative Committee by the Board of Directors, the Administrative Committee of the Board of Directors of the Corporation adopted on November 21, 1996 the following resolution creating a series of Preferred Stock designated as 8% Cumulative Convertible Preferred Stock:

            RESOLVED, that pursuant to the authority expressly vested in the Board of Directors in accordance with the provisions of its Articles of Incorporation, a series of Preferred Stock of the Corporation, without par value, be and it hereby is, created and that the designation and amount thereof and the voting powers, preferences, and relative rights of the shares of such series, and the limitations and restrictions thereof, are as follows:

            1. Designation and Amount; Fractional Shares. The designation for such series of the Preferred Stock authorized by this resolution shall be the 8% Cumulative Convertible Preferred Stock, without par value, with a stated value of $145.00 per share (the "8% Preferred Stock"). The stated value per share of 8% Preferred Stock shall not for any purpose be considered to be a determination by the Board of Directors with respect to the capital and surplus of the Corporation. The maximum number of shares of 8% Preferred Stock shall be 1,034,483. The 8% Preferred Stock is issuable in whole shares only.

            2. Dividends. Holders of shares of 8% Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors out of assets of the Corporation legally available for payment, cash dividends payable quarterly at the rate of 8% per annum. Dividends on the 8% Preferred Stock will be payable quarterly on March 31, June 30, September 30 and December 31 (the "dividend payment dates"). Dividends on shares of the 8% Preferred Stock will be cumulative on a daily basis from the date of initial issuance of such shares of 8% Preferred Stock. Dividends will be payable, in arrears, to holders of record as they appear on the stock books of the Corporation on such record dates, not more than 60 days nor less than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. The amount of dividends payable for each full dividend period shall be computed by dividing the annual dividend payment by four. The amount of dividends payable for the initial dividend period or any period shorter or longer than a full dividend period shall be calculated on the basis of a 360-day year of twelve 30-day months. No dividends may be declared or paid or set apart for payment on any Parity Preferred Stock (as defined in paragraph 11(b) below) with regard to the payment of dividends unless there shall also be or have been declared and paid or set apart for payment on the 8% Preferred Stock, like dividends for all dividend payment periods of the 8% Preferred Stock ending on or before the dividend payment date of such Parity Preferred Stock, ratably in proportion to the respective amounts of dividends
(x) accumulated and unpaid or payable on such Parity Preferred Stock, on the one hand, and (y) accumulated and unpaid through the dividend payment period or periods of the 8% Preferred Stock next preceding such dividend payment date, on the other hand.

            Except  as  set  forth  in  the  preceding  sentence,   unless  full
cumulative dividends on the 8% Preferred Stock have been paid, no dividends (other than in Common Stock of the Corporation) may be paid or declared and set aside for payment or other distribution made upon the Common Stock or on any other stock of the Corporation ranking junior to or on a parity with the 8% Preferred Stock as to dividends, nor may any Common Stock or any other stock of the Corporation ranking junior to or on a parity with the 8% Preferred Stock as to dividends be redeemed, purchased or otherwise acquired for any consideration (or any payment be made to or available for a sinking fund for the redemption of any shares of such stock; provided, however, that any moneys theretofore deposited in any sinking fund with respect to any Preferred Stock of the Corporation in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such Preferred Stock in accordance with the terms of such sinking fund, regardless of whether at the time of such application full cumulative dividends upon shares of the 8% Preferred Stock outstanding to the last dividend payment date shall have been paid or declared and set apart for payment) by the Corporation; provided that any such junior stock or Parity Preferred Stock or the Common Stock may be converted into or exchanged for stock of the Corporation ranking junior to the 8% Preferred Stock as to dividends, and, provided, further, that any such junior stock or Parity Preferred Stock or the Common Stock may be purchased by the Corporation pursuant to Article 8 of the Restated Articles of Incorporation to preserve the Corporation's status as a real estate investment trust.

            3. Liquidation Preference. The shares of 8% Preferred Stock shall rank, as to liquidation, dissolution or winding up of the Corporation, prior to the shares of Common Stock and any other class of stock of the Corporation ranking junior to the 8% Preferred Stock as to rights upon liquidation, dissolution or winding up of the Corporation, so that in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the 8% Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any distribution is made to holders of shares of Common Stock or any other such junior stock, an amount equal to $145.00 per share (the "Liquidation Preference" of a share of 8% of Preferred Stock) plus an amount equal to all dividends (whether or not earned or declared) accrued and accumulated and unpaid on the shares of 8% Preferred Stock to the date of final distribution. The holders of the 8% Preferred Stock will not be entitled to receive the Liquidation Preference until the liquidation preference of any other class of stock of the Corporation ranking senior to the 8% Preferred Stock as to rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. After payment of the full amount of the Liquidation Preference and such dividends, the holders of shares of 8% Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of shares of Parity Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. For the purposes hereof, neither a consolidation or merger of the Corporation with or into another corporation, nor a merger of any other corporation with or into the Corporation, nor a sale or transfer of all or any part of the Corporation's assets for cash or securities shall be considered a liquidation, dissolution or winding up of the Corporation.

            4.    Conversion.

      I. The holders of shares of 8% Preferred Stock shall have the right, at their option, to convert shares of 8% Preferred Stock into shares of Common Stock at any time, on and subject to the following terms and conditions:

            (a) The shares of 8% Preferred Stock shall be convertible at the office of any transfer agent for the 8% Preferred Stock, and at such other office or offices, if any, as the Board of Directors may designate, into fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100th of a share) of Common Stock, at the conversion price, determined as hereinafter provided, in effect at the time of conversion, each share of 8% Preferred Stock being taken at $145.00 for the purpose of such conversion. The price at which shares of Common Stock shall be delivered upon conversion (the "conversion price") shall be initially $14.50 per share of Common Stock. The conversion price shall be adjusted as provided in paragraph (d) below.

            (b) In order to convert shares of the 8% Preferred Stock into Common Stock, the holder thereof shall surrender at any office hereinabove mentioned the certificate or certificates therefor, duly endorsed to the Corporation or in blank, and give written notice to the Corporation at said office that such holder elects to convert such shares. No payment or adjustment shall be made upon any conversion on account of any dividends accrued on the shares of 8% Preferred Stock surrendered for conversion or on account of any dividends on the Common Stock issued upon such conversion. Shares of the 8% Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of surrender of such shares for conversion in accordance with the foregoing provisions (the "conversion date"), and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the conversion date, the Corporation shall issue and shall deliver at said office a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with a cash payment in lieu of any fraction of a share, as hereinafter provided, to the person or persons entitled to receive the same.

            (c) No fractional shares of Common Stock shall be issued upon conversion of shares of 8% Preferred Stock, but, in lieu of any fraction of a share of Common Stock which would otherwise be issuable in respect of the aggregate number of shares of 8% Preferred Stock surrendered for conversion at one time by the same holder, the Corporation shall pay in cash as an adjustment of such fraction an amount equal to the same fraction of the Closing Price (as defined below) on the date on which such shares of the 8% Preferred Stock were duly surrendered for conversion, or, if such date is not a Trading Date (as defined below), on the next Trading Date.

            (d) The conversion price shall be adjusted from time to time as follows:

                  (1) In case the Corporation  shall (i) pay a dividend (or make a distribution) on its outstanding shares of Common Stock in Common Stock, (ii) subdivide or split its outstanding shares of Common Stock into a larger number of shares by reclassification or otherwise, (iii) combine its outstanding shares of Common Stock into a smaller number of shares by reclassification or otherwise, or (iv) issue any shares of Common Stock by reclassification, the conversion price in effect at the time of the record date for such dividend or distribution or other effective date of such subdivision, combination or reclassification shall be adjusted so that the holder of any shares of 8% Preferred Stock surrendered for conversion after such time shall be entitled to receive the number of shares of Common Stock which he would have owned or been entitled to receive had such shares of the 8% Preferred Stock been converted immediately prior to such time.

                  (2) In case the Corporation  shall issue rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share (determined as provided in clause (4) below) on the record date for the distribution of such rights or warrants, the conversion price in effect at the opening of business on such record date shall be adjusted so that the same shall equal the price determined by multiplying the conversion price then in effect by a fraction, of which the numerator shall be the number of shares of Common Stock then outstanding plus the number of shares of Common Stock which the aggregate exercise price of such warrants or rights exercised would purchase at such current market price and of which the denominator shall be the number of shares of Common Stock then outstanding plus the number of additional shares of Common Stock issued upon the exercise of such warrants or rights. Such adjustment shall become effective at the opening of business on the business day next following the computation thereof. If the conversion price shall be adjusted at any time under or by reason of provisions in this clause (2), then, in case of the delivery of Common Stock upon the exercise of any such right or warrant the conversion price then in effect hereunder shall forthwith be adjusted to such respective amount as would have been obtained had such right or warrant never been issued as to such Common Stock and had adjustments been made upon the issuance of the shares of Common Stock delivered as aforesaid.

                  (3) In case the Corporation shall distribute to all holders of its Common Stock evidences of its indebtedness or assets (excluding any cash or stock dividends or distributions and dividends referred to in clause (1) above) or rights or warrants to subscribe for or purchase securities of the Corporation or any of its subsidiaries (other than shares of Common Stock referred to in clause (2) above), then in each such case the conversion price shall be adjusted so that the same shall equal the price determined by multiplying the conversion price in effect immediately prior to the date of such distribution by a fraction of which the numerator shall be the current market price per share (determined as provided in clause (4) below) of the Common Stock on the record date mentioned below less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of the portion of the assets or evidences of indebtedness or rights or warrants so distributed applicable to one share of Common Stock, and the denominator shall be such current market price per share of the Common Stock. Such adjustment shall become effective on the opening of business on the business day next following the record date for the determination of stockholders entitled to receive such distribution.

                  (4) For the purpose of any computation  under clause (1), (2), or (3) above, the current market price per share of Common Stock on any date shall be deemed to be the average of the daily Closing Prices for the 30 consecutive Trading Dates commencing not more than 45 Trading Dates before the day in question, such 30 consecutive Trading Date period to be specified by the Board of Directors prior to the commencement of 45 Trading Dates before the day in question, or in the event the Board of Directors fails to specify such 30 consecutive Trading Dates, such 30 consecutive Trading Dates shall be deemed to have commenced on the 40th Trading Date before the day in question.

                  (5) No adjustment  in the  conversion  price  pursuant to this paragraph 4 shall be required unless (i) such adjustment would require an increase or decrease of at least 1% in such price; provided that any adjustment which by reason of this paragraph
            (d)(5) is not required to be made shall be carried forward and taken into account in any subsequent adjustment and will be made not more than three years after the time it would have been made but for the provisions of this paragraph (d)(5); provided further that, at the time of any adjustment, such adjustment shall include all adjustments to the date thereof then being carried forward. All calculations under this paragraph 4 shall be made to the nearest 1/100th of a cent or to the nearest 1/100th of a share, as the case may be.

            (e) In case of any consolidation or merger of the Corporation with or into another corporation or in the case of any sale or conveyance to another corporation (other than a wholly-owned subsidiary of the Corporation) of all or substantially all of the property and assets of the Corporation, the holder of a share of the 8% Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and properties receivable upon such consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which such share of 8% Preferred Stock might have been converted immediately prior to such consolidation, merger, sale or conveyance and shall have no other conversion rights with regard to such share of 8% Preferred Stock. In the event of such a consolidation, merger, sale or conveyance, effective provision shall be made in the certificate of incorporation of the resulting or surviving corporation or otherwise for the protection of the conversion rights of the shares of the 8% Preferred Stock, which shall be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of shares of the 8% Preferred Stock. In case securities or properties other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this paragraph 4 shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or properties.

            (f) Whenever the conversion price is adjusted as herein provided:

                  (1) the  Corporation  shall  compute the  adjusted  conversion price in accordance with this paragraph 4 and shall prepare a certificate signed by the President or one of the Vice Presidents and the Treasurer or one of the Assistant Treasurers of the Corporation setting forth the adjusted conversion price, and such certificate shall forthwith be filed with the transfer agent or agents for the 8% Preferred Stock; and

                  (2) a  notice  stating  that  the  conversion  price  has been adjusted and setting forth the adjusted conversion price shall, as soon as practicable, be mailed to the holders of record of the outstanding shares of 8% Preferred Stock.

            (g)   In case at any time:

                  (1) the  Corporation  shall  declare a dividend  (or any other distribution) on its Common Stock payable otherwise than in cash out of profits or surplus; or

                  (2) the Corporation shall authorize the granting to the holders of its Common Stock of rights to subscribe for or purchase any shares of capital stock of any class or series or of any other rights; or

                  (3) of any reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or of the sale or transfer of all or substantially all of the property and assets of the Corporation, or of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

      then the Corporation shall cause to be mailed to the transfer agent or agents for the 8% Preferred Stock and to the holders of record of the outstanding shares of 8% Preferred Stock at least 20 days (or 10 days in any case specified in clause (1) or (2) above) prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

            (h) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the shares of the 8% Preferred Stock, the full number of shares of Common Stock then deliverable upon the conversion of all shares of 8% Preferred Stock then outstanding.

            (i) The Corporation will pay any and all transfer taxes that may be payable in respect of the issuance or delivery of shares of Common Stock on conversion of shares of 8% Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of 8% Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

            (j) For the purpose of this paragraph 4, the term "Common Stock" shall include any stock of any class of the Corporation which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and which is not subject to redemption by the Corporation. However, shares issuable on conversion of shares of the 8% Preferred Stock shall include only shares of Common Stock as such Common Stock exists on the date of this Certificate or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation, provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

            (k) As used in this paragraph 4, the term "Closing Price" on any day shall mean the reported last sales price on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices, in each case on the New York Stock Exchange, or, if the Common Stock is not listed or admitted to trading on such Exchange, on the Frankfurt Stock Exchange, or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal securities exchange on which the Common Stock is listed or admitted to trading on which prices are quoted in U.S. dollars, or, if not listed or admitted to trading on any such securities exchange, the average of the closing bid and asked prices as furnished in U.S. dollars by any broker/dealer selected from time to time by the Board of Directors for that purpose; and the term "Trading Date" shall mean a date on which the New York Stock Exchange, the Frankfurt Stock Exchange or other applicable securities market used for determining the Closing Price is open for the transaction of business. To the extent required, a Closing Price shall be converted to U.S. dollars from deutsche marks or to deutsche marks from U.S. dollars at the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York for the date in question.

      II. The Corporation shall have the right, at its option, to convert all shares of 8% Preferred Stock then outstanding into shares of Common Stock upon the consummation (the "Qualified Public Offering Closing Date") of a "Qualified Public Offering" (as defined in paragraph 5(e) below), on and subject to the same terms and conditions as apply to conversions of the 8% Preferred Stock at the option of the holders thereof pursuant to subparagraph I of this paragraph 4, except that the following provisions shall be applicable to a conversion by the Corporation pursuant to this subparagraph II:

            (a) Such conversion shall be at the conversion price in effect immediately prior to the close of business on the Qualified Public Offering Closing Date.

            (b) Unless the Corporation gives notice to the contrary to the transfer agent or agents for the 8% Preferred Stock at least three business days prior to the Qualified Public Offering Closing Date, it will be deemed to have elected to convert all outstanding shares of 8% Preferred Stock immediately prior to the close of business on the Qualified Public Offering Closing Date.

            (c) Whenever the 8% Preferred Stock is converted pursuant to this subparagraph II, a notice to that effect shall, as soon as practicable, be mailed to the holders of record of the outstanding shares of 8% Preferred Stock. In order to receive a certificate or certificates for the Common Stock issuable upon such conversion and any cash payment in lieu of any fraction of a share, the holders of 8% Preferred Stock shall surrender at the office of any transfer agent for the 8% Preferred Stock, or at such other office or offices, if any, as the Board of Directors may designate, the certificate or certificates for the 8% Preferred Stock, duly endorsed to the Corporation or in blank. No payment or adjustment shall be made upon any conversion pursuant hereto on account of any dividends accrued on the shares of 8% Preferred Stock converted by the Corporation or on account of any dividends on the Common Stock issued upon such conversion.

            (d) Except as superseded by the foregoing, the provisions of subparagraph I of this paragraph 4 shall apply, so far as appropriate and as nearly as may be, to this subparagraph II.

            5. Voting Rights. The holders of shares of 8% Preferred Stock shall have no voting rights whatsoever, except for any voting rights to which they may be entitled under the laws of the State of Nevada, and except as follows:

            (a) The holders of shares of 8% Preferred Stock (voting together as a class) shall be entitled to elect one member of the Board of Directors of the Corporation.

            (b) At any time an Approved Purchaser shall be designated, the holders of shares of 8% Preferred Stock (voting together as a class), shall be entitled to elect one additional member of the Board of Directors of the Corporation. Upon any failure of the Approved Purchaser to hold shares of 8% Preferred Stock with an aggregate stated value equal to or in excess of the Required Amount, the right of the holders of shares of 8% Preferred Stock to elect a member of the Board of Directors of the
      Corporation under this paragraph 5(b) shall terminate without the possibility of revesting. "Approved Purchaser" means any one holder of 8% Preferred Stock other than the New York State Teachers' Retirement System (or its nominee) which holds shares of 8% Preferred Stock with aggregate stated value equal to or in excess of $50,000,000 or such other lesser amount designated by the Administrative Committee of the Board of Directors of the Corporation (the "Required Amount") and which is designated by the New York State Teachers' Retirement System (in its reasonable judgment) in writing at the time such purchaser acquires its shares of 8% Preferred Stock equal to or in excess of the Required Amount. Any such Approved Purchaser shall cease to be the Approved Purchaser immediately upon any failure to hold shares of 8% Preferred Stock with aggregate stated value equal to or in excess of the Required Amount.

            (c) If a Triggering Event (as defined below) shall occur and be continuing the holders of shares of 8% Preferred Stock (voting together as a class) shall have the right to elect members of the Board of Directors (additional to those elected pursuant to paragraphs 5(a) and 5(b) as follows until such rights shall terminate in accordance with the provisions of this paragraph 5 or in accordance with applicable laws: (A) at any time an Approved Purchaser shall be designated, two members of the Board of Directors; and (B) at all other times, one member of the Board of Directors. The total number of additional directors elected pursuant to this paragraph 5(c) shall not exceed the foregoing numbers if more than one Triggering Event shall have occurred and be continuing. A "Triggering Event" means: (i) the failure of the Corporation to have completed a Qualified Public Offering on or prior to December 31, 1999, (ii) the existence, at any time or times, of dividends on the shares of 8% Preferred Stock in arrears for two consecutive calendar quarters or more or (iii) the Incurrence by the Corporation of any Debt if, after giving effect to such Incurrence, the Debt (as both terms are defined in Exhibit B hereto) of the Corporation exceeds 60% of the appraised value of the assets of the Corporation; (provided, that, notwithstanding the foregoing, the Corporation may at any time Incur Debt in an amount which does not exceed the principal amount of outstanding Debt of the Corporation extended, refinanced, renewed or replaced with the proceeds thereof, plus any costs associated with the extension, refinancing, renewal or replacement and such Incurrence shall not constitute a Triggering Event).

            (d) Any right to elect a director which arises because dividends payable on the shares of 8% Preferred Stock have been in arrears for two consecutive calendar quarters or more shall continue until such arrearages have been paid or set apart for payment, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned. Any right to elect a director which arises because of a violation of the Debt to total assets test shall continue until the Corporation again comes into compliance with such test, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned.

            (e) A "Qualified Public Offering" shall mean an underwritten public offering of Common Stock to be listed on the New York Stock Exchange in which (i) the aggregate net proceeds to the Corporation (after payment of all fees and expenses of the offering and pay-down of any then remaining debt under the Term Loan Agreement, dated as of August 8, 1995, between the Corporation and Deutsche Bank AG (London)) together with the net proceeds of any prior public offerings of Common Stock listed on the New York Stock Exchange equal or exceed US$200 million, (ii) the expected distributions on shares of Common Stock of the Corporation for the 12 months following the Qualified Public Offering (as certified by the treasurer or chief financial officer of the Corporation) divided by the public offering price is less than or equal to 7.75% and (iii) (A) if the Qualified Public Offering is completed in calendar year 1997, the public offering price is at least $16.00 per share, (B) if the Qualified Public Offering is completed in calendar year 1998, the public offering price is at least $16.50 per share and (C) if the Qualified Public Offering is completed in calendar year 1999, the public offering price is at least $17.00 per share; provided, however, that a Qualified Public Offering shall be deemed to occur on the first business day following any day the condition set forth in item (i) above and each of the following conditions is satisfied: (x) the day is prior to January 1, 2000, (y) the average of the closing prices for shares of Common Stock as reported on the New York Stock Exchange composite tape for the 20 consecutive trading days immediately preceding such day (the "Composite Average") equals or exceeds the applicable minimum price for a public offering to be considered a Qualified Public Offering at such time and (z) the expected distributions on shares of Common Stock for the 12 months following such day (as certified by the treasurer or chief financial officer of the Corporation) divided by the Composite Average is less than or equal to 7.75%.

            (f) The term of office of any director then in office elected by holders of shares of 8% Preferred Stock due to the failure of the Corporation to complete a Qualified Public Offering prior to December 31, 1999 or because of a violation of the Debt to total assets test shall terminate upon the completion of a Qualified Public Offering by the Corporation. The term of office of any director then in office elected by the holders of shares of 8% Preferred Stock because dividends payable on the shares of 8% Preferred Stock have been in arrears for two consecutive calendar quarters or more shall terminate 18 months following any termination of the right of the holders of shares of 8% Preferred Stock as a class to vote for directors as herein provided. Whenever the term of office of a director elected by the holders of shares of the 8% Preferred Stock who are entitled to vote in such manner shall end, the number of the directors of the Corporation shall be reduced correspondingly. Any director who shall have been elected pursuant to this paragraph 5 may be removed at any time, either with or without cause by a majority of the holders of the outstanding shares of 8% Preferred Stock. Any vacancy thereby created may be filled only by the affirmative vote of the holders of shares of 8% Preferred Stock voting separately as a class. At elections for such directors, each holder of shares of 8% Preferred Stock shall be entitled to one vote for each share held.

            (g) The consent of the holders of at least a majority of the shares of 8% Preferred Stock outstanding at the time (voting as a class) given in person or by proxy, either in writing or at any meeting called for the purpose, shall be necessary to permit, effect or validate any one or more of the following:

                  (i) the  amendment,  alteration or repeal,  whether by merger, consolidation or otherwise, of any of the provisions of the Restated Articles of Incorporation (including this resolution or any provision hereof) that would materially and adversely affect any power, preference or special right of the shares of 8% Preferred Stock or of the holders thereof; provided, that, the creation and issuance of other series of Common Stock or Preferred Stock, in each case ranking junior to the shares of 8% Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such powers, preferences or special rights;

                  (ii) the amendment,  alteration or repeal,  whether by merger, consolidation or otherwise, of any of the provisions of the Restated Articles of Incorporation or Bylaws of the Corporation which would have the effect of increasing the size of the Board of Directors of the Corporation to greater than nine members, provided, that, the Board of Directors may be increased in order to allow one or more directors elected by holders of 8% Preferred Stock or Cumulative Convertible 8% Preferred Stock, Series A to be seated;

                  (iii) the amendment,  alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Restated Articles of Incorporation (including this resolution or any provision hereof) that would increase the amount of authorized Common Stock or authorized Preferred Stock;

                  (iv) the creation of any other class or series of stock of the
            Corporation ranking prior to or on a parity with the 8% Preferred Stock (as those terms are defined in paragraph 11 hereof or the increase of the maximum number of shares of 8% Preferred Stock); or

                  (v) the  repurchase or other  acquisition  of shares of Common
            Stock or Preferred Stock, other than pursuant to paragraph 7 or paragraph 9 hereof or in the ordinary course of business.

            (h) The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of 8% Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

            6. Authorization and Issuance of Other Securities. No consent of the holders of the 8% Preferred Stock shall be required for (a) the creation of any indebtedness of any kind of the Corporation, (b) the creation, or increase or decrease in the amount, of any class or series of stock of the Corporation ranking junior as to dividends or upon liquidation, dissolution or winding up to the 8% Preferred Stock or (c) any increase, decrease or change in the par value of the Common Stock or in any other terms thereof.

            7. Redemption at the Option of the Corporation. The shares of 8% Preferred Stock which have not previously been converted may be redeemed by the Corporation as a whole in cash at the Redemption Price (as defined below) at any time on or after the fifth anniversary of the date of original issuance of the first share of 8% Preferred Stock, on the date fixed for redemption (the "Redemption Date"). The "Redemption Price" shall be $145 per share, plus a sum equal to all dividends accrued and unpaid thereon to the Redemption Date, plus a redemption premium (the "Redemption Premium") calculated to cause the holders of the 8% Preferred Stock to have received an internal rate of return of 12%. The method of calculating the Redemption Premium is set forth in Exhibit A hereto.

            8. Procedure for Redemption. The Corporation shall cause a notice (the "Redemption Notice") to be mailed, first-class postage prepaid, at least 30 days, but not more than 90 days, prior to the Redemption Date, to each holder of record of shares of 8% Preferred Stock to be redeemed. Such Redemption Notice shall be mailed to such record holders at their respective addresses as they appear upon the books of the Corporation and shall set forth the Redemption Date, the Redemption Price and the place or places for surrender of certificates for shares to be redeemed.

            Any Redemption Notice which is mailed by the Corporation as provided in this paragraph 8 shall be conclusively presumed to have been duly given, whether or not the stockholder receives such Redemption Notice, and failure to give such notice by mail, or any defect in such notice, to the holders of any shares of 8% Preferred Stock shall not affect the validity of the proceedings for the redemption of any other shares. On or after the Redemption Date specified in such Redemption Notice, each holder of the shares called for redemption shall surrender the certificate or certificates evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive the Redemption Price. If, on the Redemption Date, funds necessary for the redemption shall be available therefor and shall have been irrevocably deposited or set aside, then, notwithstanding that the certificates evidencing such shares of 8% Preferred Stock shall not have been surrendered, the dividends with respect to the shares of 8% Preferred Stock shall cease to accrue after the Redemption Date, the shares shall no longer be deemed to be outstanding, the holders thereof shall cease to be stockholders of the Corporation, and all rights with respect to such shares shall forthwith terminate (except the right to receive the amount payable upon redemption of the shares to be redeemed, without interest).

            9.  Change in  Control.  (a) Upon the  occurrence  of a  "Change  in
Control", each holder of 8% Preferred Stock shall have the right to require the redemption of its 8% Preferred Stock by the Corporation in cash, pursuant to the offer described below (the "Change in Control Offer") at a price equal to 101% of the stated value per share plus a sum equal to all dividends accrued and unpaid thereon (if any) to the related Change in Control Redemption Date. A "Change in Control" shall mean (i) a merger, consolidation or reorganization of the Corporation, if, after giving effect thereto, the holders of the Common Stock prior to such transaction shall fail to own at least 51% of the capital stock entitled to vote for the election of directors in the successor entity,
(ii) the sale of a majority or more of the assets of the Corporation in any single transaction or in any series of related transactions, or (iii) a change in the composition of the Board of Directors of the Corporation such that during any period of two consecutive years the individuals who at the beginning of such period were directors of the Corporation shall cease for any reason to constitute a majority of the directors then in office (and not designated to the Board by any holder of Preferred Stock) unless the individuals replacing such directors were elected or nominated by the Board of Directors of the Corporation.

            (b) Within 30 days of any Change in Control the Corporation shall mail a notice (the "Change in Control Notice") to each holder of record of the 8% Preferred Stock stating:

            (i) that a Change in Control has occurred, that the Change in Control Offer is being made pursuant to the terms of the 8% Preferred Stock and that all shares of 8% Preferred Stock validly tendered will be accepted for redemption;

            (ii) the redemption price and the date of redemption (which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change in Control Redemption Date");

            (iii) that any shares of 8% Preferred Stock not tendered will continue to accumulate dividends;

            (iv) that, unless the Corporation defaults in the payment of the Change in Control redemption price, any shares of 8% Preferred Stock accepted for redemption pursuant to the Change in Control Offer shall cease to accumulate dividends after the Change in Control Redemption Date;

            (v) that holders of 8% Preferred Stock electing to have any shares of 8% Preferred Stock redeemed pursuant to the Change in Control Offer will be required to surrender the certificates representing such shares of 8% Preferred Stock to the transfer agent for the 8% Preferred Stock at the address specified in the notice prior to 1:00 P.M., New York City time, on the business day immediately preceding the Change in Control Redemption Date; and

            (vi) that holders whose shares of 8% Preferred Stock are being redeemed only in part will be issued new certificates representing shares of 8% Preferred Stock equal in number to the unredeemed portion of the shares of 8% Preferred Stock surrendered; provided that each certificate representing shares of 8% Preferred Stock redeemed and each new certificate representing shares of 8% Preferred Stock issued shall be in whole shares.

            (c)   On or before the Change in Control Redemption Date:

            (i) the transfer agent for the 8% Preferred Stock shall deliver to the Corporation a certificate specifying the aggregate number of shares of 8% Preferred Stock delivered for purchase by the holders of 8% Preferred Stock prior to the Change in Control Payment Date pursuant to the Change in Control Offer;

            (ii) the Corporation shall accept for redemption shares of 8% Preferred Stock or portions thereof tendered pursuant to the Change in Control Offer;

            (iii) the Corporation shall deposit with the transfer agent for the 8% Preferred Stock money sufficient to pay the Change in Control price of all shares of 8% Preferred Stock or portions thereof so accepted; and

            (iv) the Corporation shall deliver, or cause to be delivered, to the transfer agent for the 8% Preferred Stock an officers' certificate specifying the shares of 8% Preferred Stock or portions thereof accepted for payment by the Corporation.

            (d) The transfer agent for the 8% Preferred Stock shall promptly mail to the holders of 8% Preferred Stock so accepted payment in an amount equal to the redemption price, and the transfer agent for the 8% Preferred Stock shall promptly authenticate and mail to such holders of 8% Preferred Stock a new certificate representing shares of 8% Preferred Stock equal in number to any unredeemed shares of 8% Preferred Stock surrendered; provided that each share of 8% Preferred Stock redeemed and each new certificate representing shares of 8% Preferred Stock issued shall be in whole shares. The Corporation will notify the holders of 8% Preferred Stock of the results of the Change in Control Offer on or as soon as practicable after the Change in Control Redemption Date.

            10. Amendment of Resolution. The Board of Directors reserves the right (subject to the provisions of clause 5(g)(iv) above) by subsequent amendment of this resolution from time to time to increase or decrease the number of shares that constitute the 8% Preferred Stock (but not below the number of shares thereof then outstanding) and in other respects to amend this resolution within the limitations provided by law, this resolution and the Articles of Incorporation.

            11. Rank. (a) For the purposes of this resolution, any stock of any class or classes of the Corporation shall be deemed to rank:

            (i) prior to shares of the 8% Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, if the holders of stock of such class or classes shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of the 8% Preferred Stock;

            (ii) on a parity with shares of the 8% Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, whether or not the dividend payment dates, or redemption or liquidation prices per share thereof, be different from those of the 8% Preferred Stock, if the holders of stock of such class or classes shall be entitled by the terms thereof to the receipt of dividends or of amounts distributed upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such stock and the holders of shares of 8% Preferred Stock (the term "Parity Preferred Stock" being used to refer to any stock on a parity with the shares of 8% Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, as the context may require); and

            (iii) junior to shares of the 8% Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, if such class shall be Common Stock or if the holders of the 8% Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of stock of such class or classes.

      (b) The 8% Preferred Stock shall rank on a parity with all shares of 7% Cumulative Convertible Preferred Stock of the Corporation as to dividends and upon liquidation and prior to all shares of 8% Cumulative Convertible Preferred Stock, Series A as to dividends and upon liquidation.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name on this 21st day of November, 1996.


Sworn to me this                    CORNERSTONE PROPERTIES INC.
___ day of November, 1996
                                    By:    __________________________
______________________                    Name:
Notary Public                             Title:

                                    By:    __________________________
Sworn to me this                          Name:
___ day of November, 1996                 Title:

----------------------
Notary Public

                                     EXHIBIT A


           Calculation of Internal Rate of Return and Redemption Premium

For purposes of paragraph 7, the Redemption Premium (if any) shall equal an amount such that (i) the sum of the accreted values (determined as of such time by using an annual interest rate of 12% compounded quarterly from the date on which the related distribution was made) of all distributions by the Corporation to the holder(s) of 8% Preferred Stock as of such date (including the Redemption Premium, if any), equals (ii) the sum of the accreted values (determined as of such time by using an annual interest rate of 12% compounded quarterly from the date on which the related purchase was made) of all purchases of 8% Preferred Stock made by the holder(s) of 8% Preferred Stock. For the purpose of calculating the accreted value of distributions or purchases of 8% Preferred Stock made other than on the first day of a month, interest shall be calculated on the basis of a 30-day month and a 360-day year. The interest rate applied on a quarterly basis for purposes of calculating the accreted value of distributions or purchases of 8% Preferred Stock shall be 2.873%.

                                     EXHIBIT B

                                    Definitions

For purposes of paragraph 5(c), the following terms shall have the following respective meanings:

            "Capitalized Lease" means, as applied to the Corporation, any lease of property (whether real, personal or mixed) the discounted present value of the rental obligations of the Corporation as lessee under which, in conformity with GAAP, is required to be or is capitalized on the balance sheet of that person.

            "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Parent against fluctuations in currency values.

            "Debt" of the Corporation means, at any date (without  duplication):
      (i) all obligations of the Corporation for borrowed money; (ii) all obligations of the Corporation evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of the Corporation in respect of letters of credit, bankers' acceptances or other similar instruments (or reimbursement obligations with respect thereto); (iv) all obligations of the Corporation to pay the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue); (v) all obligations of the Corporation as lessee under Capitalized Leases; (vi) all obligations of the Corporation in respect of performance bonds or other similar instruments; (vii) all obligations of others of the types referred to in clauses (i) through (vi), (viii) and
      (ix) of this paragraph secured by a Lien on any asset of the Corporation, whether or not any such obligation is assumed by the Corporation, provided that, for purposes of determining the amount of any Debt of the type described in this clause (vii), if recourse with respect to such Debt is limited to such asset, the amount of such Debt shall be limited to the fair market value of such assets; (viii) all obligations of others of the types referred to in clauses (i) through (vi) and (ix) of this paragraph which are guaranteed by the Corporation; and (ix) to the extent not otherwise included, obligations under Currency Agreements and Interest Rate Agreements.

            "GAAP" means generally accepted accounting principles in the United States as in effect at the time any particular determination is made.

            "Incurrence" means the issuance, incurrence, creation, assumption or in any other manner becoming liable with respect to, or the extension of the maturity or mandatory redemption date of, or becoming responsible for the payment of, any Debt, preferred stock or Lien. "Incur" and "Incurred" shall have correlative meanings.

            "Interest Rate Agreements" means any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge agreement, to or under which the Corporation is a party or a beneficiary on the date hereof or becomes a party or a beneficiary hereafter.

            "Lien" means any pledge, mortgage, lien, charge, security interest or encumbrance of any kind.